Exhibit 5.1

August 17, 2021

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

Dear Sirs and Mesdames:

RE:     Algoma Steel Group Inc. (the “Company”) – Registration Statement on Form F-4

We have acted as local counsel to the Company, a corporation organized under the laws of the Province of British Columbia, in the Province of British Columbia in connection with the registration statement on Form F-4 (including all amendments thereto, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of: (a) 30,307,036 common shares in the capital of the Company (the “Merger Shares”) issuable pursuant to the transactions to be completed under the Agreement and Plan of Merger dated as of May 24, 2021 (the “Merger Agreement” and such transactions, the “Merger”) by and among the Company, Algoma Merger Sub, Inc. and Legato Merger Corp. (“Legato”); and (b) 24,179,000 common shares in the capital of the Company (the “Warrant Shares”) issuable in connection with the Merger upon the exercise of certain warrants to purchase common shares in the capital of the Company (the “Warrants”) in accordance with the terms of (i) the Warrant Agreement dated January 19, 2021 (the “Warrant Agreement”) between Legato and Continental Stock Transfer & Trust Company (“Continental”) and (ii) the Amendment Agreement by and among the Company, Legato, Continental and TSX Trust Company (“TSX Trust”) to be effective at the closing of the Merger and which provides, inter alia, that the warrants of Legato issued and outstanding prior thereto and governed by the Warrant Agreement will be converted into the Warrants (the “Amendment Agreement” and, collectively with the Registration Statement and the Merger Agreement, the “Transaction Documents”).

1.  SCOPE OF REVIEW

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents:

(a)   a certificate of good standing issued by the Office of the Registrar of Companies for British Columbia in respect of the Company dated August 16, 2021 (the “Certificate of Good Standing”);

(b)   the form of the Amendment Agreement;

(c)   an executed copy of each of the Transaction Documents (other than the Amendment Agreement); and

(d)   an executed copy of an officer’s certificate in respect of the Company dated as of the date hereof (the “Officer’s Certificate”) to which are attached:

(i) the notice of articles and articles of the Company;

(ii)  resolutions of the directors of the Company authorizing and approving the execution and delivery of the Merger Agreement and the performance of the Company’s obligations thereunder, and the issuance of the Merger Shares and the Warrant Shares;

(iii)  resolutions of the directors of the Company authorizing and approving the execution and delivery of each of the Transaction Documents (other than the Merger Agreement) and the performance of the Company’s obligations thereunder, to the extent a party thereto; and

(iv) an incumbency schedule identifying certain directors and officers of the Company and providing specimen signatures in respect of certain of such directors and officers.

Other than in respect of certain local law matters relating to the Merger Agreement, we have not participated in the preparation of any of the Transaction Documents nor reviewed any other documentation relating to the Company or the issuance and sale of the Merger Shares or the Warrant Shares as contemplated by the Transaction Documents except as expressly stated herein.

2.  ASSUMPTIONS AND QUALIFICATIONS

For the purposes of the opinions expressed herein, without independent investigation or verification and with your concurrence, we have assumed:

2.1  the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic, conformed, notarial or facsimile copies;

2.2  the accuracy and completeness of all statements made in the Certificate of Good Standing and all statements of fact made in and the documents attached to the Officer’s Certificate and that all such statements and documents remain accurate and complete at the time this opinion is delivered;

2.3  the accuracy of all information, indices and filing systems maintained at the offices of public record with which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

2.4  that at the time of the Merger, each of the Company, Legato, Continental and TSX Trust will have executed and delivered the Amendment Agreement in the form of the form of Amendment Agreement that we reviewed;

2.5  that at the time of the Merger, the Company will have become entitled to and be in possession of all of Legato’s rights and interests and will have become subject to all of Legato’s obligations in and under the Warrant Agreement in the manner contemplated in the Merger Agreement and pursuant to the Amendment Agreement;

2.6  that other than the amendments to the Warrant Agreement and the Company becoming entitled to and possessing all of Legato’s rights and interests and becoming subject to all of Legato’s obligations in and under the Warrant Agreement pursuant to the Amendment Agreement by the time of the Merger and in the manner contemplated in the Merger Agreement, none of the documents examined by us have been amended or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise; and

2.7  that the provisions of any instrument evidencing the Warrants are consistent in all respects with the provisions of the Amendment Agreement and the Warrant Agreement (together, the “Warrant Documents”).

Further, whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy or value of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

3.  RELIANCE

In giving the opinions set out herein, and as to various factual matters material to this opinion, we have relied exclusively and without further investigation or independent verification on our review of the copies of such constating documents of and other materials relating to the Company as are attached to the Officer’s Certificate and our knowledge and analysis of the laws of the Province of British Columbia and the federal laws of Canada applicable therein (collectively, “Applicable Law”) as it applies to such opinions. Without limiting the foregoing, we have not reviewed the minute book or any other corporate records of the Company, save and except for the extracts therefrom copies of which are attached to the Officer’s Certificate.

In addition, the opinion given in Section 5.1 is based entirely and exclusively upon the Certificate of Good Standing, which we have reviewed and relied upon without further investigation or independent verification.

4.  LAW AND SCOPE OF OPINIONS

The opinions expressed below are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia at the date of this opinion letter and we have made no investigation of and express no opinion herein in respect of the laws, or any matters governed by any laws, of any other jurisdiction. We assume no duty to communicate with you with respect to any change in law that comes to our attention hereafter.

5.  OPINIONS

Based and relying on and subject to the foregoing assumptions and limitations and subject to the limitations and qualifications set out herein, we are of the opinion that:

5.1  the Company is validly existing and in good standing under the laws of the Province of British Columbia;

5.2  the Company has all necessary corporate power to execute, deliver and perform its obligations under each of the Transaction Documents;

5.3  the execution, delivery and performance by the Company of each of the Transaction Documents have been duly authorized by all necessary corporate action and do not constitute and will not result in the violation of any laws of general application in the Province of British Columbia or the federal laws of Canada applicable therein;

5.4  to the extent execution and delivery are matters governed by Applicable Law, the Company has duly executed and delivered each of the Registration Statement and the Merger Agreement under Applicable Law;

5.5  the Merger Shares have been authorized for issuance and, upon issuance in accordance with the Merger Agreement, including receipt by the Company of the consideration for the Merger Shares thereunder, will be validly issued, fully paid and non-assessable common shares in the capital of the Company; and

5.6  the Warrant Shares issuable upon the exercise of the Warrants have been authorized for issuance and, upon issuance in accordance with the terms of the Warrant Documents, including due exercise of the Warrants by the holders thereof and receipt by the Company of the consideration therefor, will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,